UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
January 18, 2008
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Registrant’s telephone number, including area code: (304) 598-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On January 18, 2008, Centra Bank, Inc. (the “Bank”), a wholly owned subsidiary of Centra Financial Holdings, Inc. (the “Registrant”), entered into an Employment Agreement with Douglas J. Leech regarding his continued employment as President and Chief Executive Officer of the Bank (the “Employment Agreement”). The Registrant joined in this agreement. The Employment Agreement provides that Mr. Leech will serve as President and Chief Executive Officer of the Bank, and the term of the Employment Agreement is five years unless extended. On each monthly anniversary date of the Employment Agreement, the Employment Agreement automatically extends for one additional month, provided that on any monthly anniversary date either the Bank or Mr. Leech may serve notice to the other to fix the term for a definite five-year period.
     The Employment Agreement provides for a minimum base salary of $480,000, which amount may be increased if approved by the Bank’s Board of Directors. The Employment Agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The Employment Agreement also has a change-of-control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change of control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the Employment Agreement for a period of five years following such voluntary termination. The other material terms and conditions of the Employment Agreement are as follows:
     1. Incentive Compensation. The Employment Agreement provides both short-term incentive compensation and long-term incentive compensation to Mr. Leech as discussed below. This compensation must be paid to Mr. Leech in a lump sum on or before the last day of the first quarter of the next calendar year.
          (a) Short-Term Incentive Compensation. The Bank will pay Mr. Leech short-term incentive compensation at the end of each of the Bank’s fiscal years. This compensation will be based on an incentive plan that the Compensation Committee of the Bank’s Board of Directors will develop. This plan will be based on certain factors including, but not limited to, growth of assets, loans, deposits and fee income, the effects of acquisitions and expansion of operations as the compensation committee sets annually.
          (b) Long-Term Incentive Compensation. In addition to short-term incentive compensation, Mr. Leech will be paid long-term incentive compensation at the end of each of the Bank’s fiscal years. This long-term incentive compensation will be based on an incentive plan that the Bank’s Compensation Committee will develop and will consider such factors as growth in stock price, return on shareholders’ equity and earnings per share, over the previous three-year rolling period, with new three-year plans and goals to be established on a rolling basis by the Compensation Committee each year.

     2. Bonus. The Employment Agreement provides that Mr. Leech will be eligible for a bonus in addition to his incentive compensation. The Bank’s Board of Directors will award the bonus upon recommendation by the Bank’s Compensation Committee. The Board will award any bonus at its discretion and in connection with the award of such bonus, will incorporate and recognize accomplishments and achievements attributable to Mr. Leech and/or his leadership which the Compensation Committee and/or the Board determines to be in the best long-term interests of the Bank and which the Compensation Committee and/or the Board do not believe to be adequately reflected in incentive compensation based on the Bank’s return on equity.
     3. Fringe Benefits and Perquisites. In addition to participating in all compensation or employee benefit plans and programs for which he is eligible Mr. Leech will receive all benefits and perquisites for which any member of senior management is eligible (including group hospitalization, health, dental care, senior executive life or other life insurance, etc.). The Bank will also furnish to Mr. Leech such perquisites that are commensurate with his position and status, including country and business club memberships, annual physical examinations, use of a car, 30 days’ paid vacation annually and other perquisites. The Bank will reimburse Mr. Leech for the taxes arising from any of the perquisites.
     4. Restricted Stock. Mr. Leech will also be entitled to receive shares of common stock of the Registrant at the discretion of the Board of Directors on the terms and conditions that the Board may establish, at no cost to Mr. Leech, plus an amount in cash equivalent to the taxes on such shares. These shares will be restricted shares and subject to resale restrictions under applicable securities laws.
     5. Termination of Employment. Mr. Leech is entitled to and will receive upon termination of employment (except for just cause or voluntary termination) or constructive termination (due to a material change in working conditions, title, position, status, pay or benefits, location of employment or other authority or duties), all compensation including the customary and usual incentives and bonuses (e.g., the incentive compensation discussed above as well as the discretionary bonuses (based on the average of the incentives and bonus paid during the three full years prior to termination payable over a five-year period as if Mr. Leech were still employed) and all other benefits provided in the Employment Agreement, grossed up for taxes for a five-year period. The Bank will provide country club dues for Mr. Leech and his spouse, term life insurance and family health and dental insurance coverage at levels provided to the Bank’s employees generally for life at no cost to them, plus a gross-up for all the income or other taxes on such amounts. Upon such termination, the Bank will transfer ownership of the car then provided to Mr. Leech, at no cost and grossed up for taxes. All of Mr. Leech’s outstanding stock options will vest immediately. If termination is a result of disability during the first five years of the Employment Agreement, annual compensation will be 1.5 times all compensation including the base salary, incentive compensation and discretionary bonus based on the three years prior to termination for the remaining term of the Employment Agreement.

     6. Death. If Mr. Leech dies during the Employment Agreement’s term, Mr. Leech’s estate will receive annually the base salary, short-term incentive compensation, long-term incentive compensation, bonus, fringe benefits, perquisites and other items set forth above payable over a period of five years. However, the short-term incentive compensation and long-term incentive compensation will be limited in an amount to the total provided to Mr. Leech during the calendar year prior to his death. Mr. Leech’s widow will receive country club dues and family coverage health and dental benefits at no cost for life, all including a gross-up for taxes. On Mr. Leech’s death, any unvested stock options to purchase the Registrant’s shares will immediately vest to Mr. Leech’s beneficiaries.
     7. Just Cause. The Bank may terminate Mr. Leech’s employment for “just cause” which includes personal dishonesty or gross personal misbehavior resulting in a material decline of the Bank’s net worth, willful, intentional and repeated failure to perform material duties that results in a material decline of the Bank’s net worth (except for physical/mental health reasons and breach of fiduciary duty involving personal profit to the Bank) and certain other actions. If the Bank terminates Mr. Leech’s employment for just cause, Mr. Leech will have no right to receive any compensation or benefits under the Employment Agreement after termination.
     8. Change of Control. If a change of control occurs, Mr. Leech may voluntarily terminate employment up until 24 months after the change of control. In addition to all compensation and benefits he would receive as if this were a termination of employment discussed above, Mr. Leech would receive his compensation and benefits for a period of five years following his voluntary termination. If there is a change of control during the initial five-year term of the Employment Agreement, Mr. Leech’s annual compensation will be 1.5 times all compensation, including his base salary and incentive compensation and discretionary bonus based on the average for the three years prior to termination for the remaining term of the Employment Agreement.
     For purposes of the Employment Agreement, a “change of control” will be deemed to have occurred if any person or group of persons is or becomes, directly or indirectly, the beneficial owner of securities of the Bank or the Registrant representing 30% or more of the combined voting power of the Bank’s then outstanding securities, with certain exceptions.
     9. Voluntary Termination. The Employment Agreement also provides that if Mr. Leech voluntarily terminates employment after January 1, 2010, he will be entitled to receive annually 60% of his compensation, together with all benefits and perquisites, including tax gross-ups, for five years from the date on which he voluntarily terminates his employment with the Bank. Mr. Leech and his spouse shall be provided with country club dues and life, family health and dental insurance at no cost for life, at levels provided to the Bank’s employees generally. Except as provided above with respect to health, dental and life insurance, the benefits paid for voluntary termination or change of control will be limited in an amount to the lesser of the total provided to Mr. Leech during the calendar year prior to termination or 30% of Mr. Leech’s minimum base salary, adjusted for inflation. The Bank may offset such amounts in amounts Mr. Leech received while working on a full-time basis in a comparable position at a financial institution.

     10. Noncompetition. During any period that Mr. Leech receives compensation under the Employment Agreement, Mr. Leech will not directly or indirectly engage in the banking and financial services business in any county, city or town in which the Bank does business and in any county, city or town contiguous to such a county, city or town. Also, Mr. Leech will not solicit or assist any other person in soliciting any depositors or customers of the Bank or its affiliates or to induce any of their employees or its affiliates to terminate employment with the Bank or its affiliates.
     Mr. Leech may engage in consulting, financial advisory, management or regulatory advisory or similar services in any of the Bank’s markets but may not solicit loans, deposits or employees in those markets.
     11. Excess Payments. If any payments under the Employment Agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, the Bank will pay all amounts arising as a result (e.g., taxes, interest, fines and penalties) plus a tax gross up.
     12. Transfer of Insurance. The Employment Agreement provides for the transfer of $1,000,000 of life insurance coverage remaining on a life insurance policy in the amount of $5,000,000 on the life of Mr. Leech and owned by the Bank. The Bank had previously transferred $2,000,000 of coverage to Mr. Leech. Upon termination of the Employment Agreement because of disability, a change in control or not for just cause, the remaining $1,000,000 in coverage will be transferred to Mr. Leech. The Bank pays all premiums on such insurance with a gross up in taxes.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 23, 2008	Centra Financial Holdings, Inc.
	By	/s/ Douglas J. Leech
Douglas J. Leech, President and
Chief Executive Officer

6